Exhibit 99.1

Velocity Express Announces 1-For-15 Reverse Stock Split

WESTPORT, Conn. (December 6, 2007) — Velocity Express Corporation (NASDAQ: VEXP), the nation’s largest provider of time definite regional delivery solutions, announced that the Board of Directors has authorized a reverse stock split at a ratio of 1-for-15 shares. The split will be effective at 9:00 a.m. EST on December 7, 2007.

Velocity’s common stock will begin trading on the NASDAQ on a split adjusted basis when the market opens on December 7, 2007, under the temporary trading symbol “VEXPD”. The trading symbol will revert to “VEXP” after approximately twenty trading days. The exercise or conversion price, as well as the number of shares that can be issued, under the company’s outstanding stock options, warrants and convertible securities, will be proportionately adjusted to reflect the reverse stock split.

Based on the number of shares of capital stock outstanding as of November 30, 2007, the reverse split reduces the number of shares of the Company’s common stock outstanding from approximately 42.5 million to approximately 2.8 million. The reverse split is intended to assist the Company in satisfying the continued listing requirements of Nasdaq.

At the annual shareholders’ meeting on December 6, 2007 the stockholders of the Company approved an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock at a ratio between one-for-ten and one-for-fifteen shares, with the precise ratio to be determined by the Board. The Board of Directors subsequently authorized the reverse stock split at a ratio of one-for-fifteen shares.

About Velocity Express

Velocity Express has one of the largest nationwide time definite regional delivery networks, providing a national footprint for customers desiring same day service throughout the United States. The Company’s services are supported by a customer-focused technology infrastructure, providing customers with the reliability and information they need to manage their transportation and logistics systems, including a proprietary package tracking system that enables customers to view the status of any package via a flexible web reporting system. Visit www.velocityexpress.com for more information.

Contact:

Velocity Express Corporation

Edward W. (Ted) Stone, 203-349-4199

tstone@velocityexp.com

or

Institutional Marketing Services (IMS)

John G. Nesbett/Jennifer Belodeau, 203.972.9200

jnesbett@institutionalms.com